Exhibit 99.1

ROBERTS REALTY INVESTORS, INC.

CONTACT:	FOR IMMEDIATE RELEASE
Greg M. Burnett	January 5, 2005
Chief Financial Officer

Telephone:  (770) 394-6000
Fax:               (770) 551-5914

ROBERTS REALTY INVESTORS, INC.
ACQUIRES LAND ON PEACHTREE PARKWAY

ATLANTA, GA – Roberts Realty Investors, Inc. (AMEX:RPI) announces that on December 29, 2004 it purchased an 82% undivided interest in 23.5 acres in North Atlanta for $7,769,500 from Roberts Properties Peachtree Parkway, L.P. (a partnership owned and controlled by Mr. Charles S. Roberts, the company’s CEO). The property is located in Gwinnett County on Peachtree Parkway at the intersection of Peachtree Corners Circle and across the street from the upscale Forum Shopping Center. The land is zoned for 292 apartment units.

Mr. Charles S. Roberts, the company’s founder and CEO, stated: “The acquisition of this 23.5 acres for $7,769,500 and 29 acres for $5,880,000 in the Cousins Properties Westside development which total $13,649,500 is consistent with our previously announced plan of redeploying thirty-six million dollars in debt and equity from the sale of St. Andrews at the Polo Club, located in Palm Beach, Florida, into new assets as part of a Section 1031 tax-deferred exchange.”

Roberts Realty Investors, Inc. invests in multi-family residential, office and retail properties in Atlanta, Charlotte and Palm Beach as a self-administered, self-managed equity real estate investment trust.

This press release contains forward-looking statements within the meaning of the securities laws. Although the company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, the company’s actual results could differ materially from those anticipated in the forward-looking statements. Certain factors that might cause such a difference include, but are not limited to, the following: the company may not be able to redeploy the entire net proceeds from the sale of St. Andrews at the Polo Club to complete a Section 1031 tax-deferred exchange as it intends. For more information about other risks and uncertainties the company faces, please see the section in the company’s most recent quarterly report on Form 10-Q entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations – Disclosure Regarding Forward-Looking Statements.